Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235

TYSON OFF TO A GOOD START IN FISCAL 2013;
EPS UP 14% OVER PRIOR YEAR

Springdale, Arkansas – February 1, 2013 – Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	First Quarter
	2013	2012
Sales	$8,402	$8,329
Operating Income	300	278

Net Income	168	156
Less: Net Loss Attributable to Noncontrolling Interest	(5)	—
Net Income Attributable to Tyson	$173	$156

Net Income Per Share Attributable to Tyson	$0.48	$0.42

First Quarter Highlights

•	EPS was $0.48 compared to $0.42 last year

•	Overall operating margin was 3.6%

•	Net interest expense was $36 million, down 23% compared to last year

•	Returned $153 million to shareholders

•	Repurchased 5.1 million shares for $100 million

•	Paid $53 million in dividends, which included a $0.10 per share special dividend and 25% increase to quarterly dividend rate

•	Liquidity totaled $1.9 billion at December 29, 2012

“Fiscal 2013 is off to a good start,” said Donnie Smith, president and chief executive officer of Tyson Foods. “With earnings of $0.48 per share in the first quarter, we are on our way to producing earnings this year better than fiscal 2012. We knew we'd face headwinds, and that has certainly been the case; however, we're not simply holding our own. We're producing solid results while preparing for growth.

“We are being both methodical and innovative in our approach to managing the challenges that come in this business, and our approach is working. I have every confidence in our team's ability to execute their plans and meet their goals. This is an exciting time at Tyson, and while we're pleased with the progress we've made, we feel like we're just getting started.”

Segment Performance Review (in millions)

Sales
(for the first quarter ended December 29, 2012, and December 31, 2011)
	First Quarter
			Volume	Avg. Price
	2013	2012	Change	Change
Chicken	$2,956	$2,762	(1.1)%	8.2%
Beef	3,485	3,467	(10.0)%	11.7%
Pork	1,363	1,475	(2.2)%	(5.5)%
Prepared Foods	841	861	1.8%	(4.1)%
Other	20	54	n/a	n/a
Intersegment Sales	(263)	(290)	n/a	n/a
Total	$8,402	$8,329	(3.3)%	4.7%

Operating Income (Loss)
(for the first quarter ended December 29, 2012, and December 31, 2011)
	First Quarter
			Operating Margin
	2013	2012	2013	2012
Chicken	$107	$32	3.6%	1.2%
Beef	46	31	1.3%	0.9%
Pork	125	165	9.2%	11.2%
Prepared Foods	33	51	3.9%	5.9%
Other	(11)	(1)	n/a	n/a
Total	$300	$278	3.6%	3.3%

•
Chicken - Despite increased domestic and international production, total sales volumes decreased in the first quarter of fiscal 2013 due to reduced open-market meat purchases, planned inventory build to meet forecasted customer demand and mix of rendered product sales. The increase in average sales price is primarily due to mix changes and price increases associated with increased input costs. Since many of our sales contracts are formula based or shorter-term in nature, we were able to offset rising input costs through improved pricing and mix. Operating income was positively impacted by increases in average sales price, improved live performance and operational improvements. These increases were partially offset by increased feed costs of $170 million.

•
Beef - Fed cattle supplies decreased which drove up average sales price and livestock cost. Sales volumes decreased due to a reduction in live cattle processed as a result of soft domestic demand for beef products and outside tallow purchases. Operating income increased in the first quarter of fiscal 2013 as the result of balancing our supply with customer demand partially offset by increased operating costs from reduced production.

•
Pork - Live hog supplies increased which drove down average sales price and livestock cost. Sales volumes decreased as a result of balancing our supply with customer demand. While reduced compared to prior year, operating income remained strong in the first quarter of fiscal 2013 despite brief periods of imbalance in industry supply and customer demand.

•
Prepared Foods - Operating income decreased in the first quarter of fiscal 2013, despite increased volumes, as the result of lower average sales prices caused by lower raw material costs as well as product mix and additional costs incurred as we invested in our lunchmeat business.

Outlook
Our continued capital investment in our businesses, strong liquidity and reduced interest expense will help us to maintain strong operating results despite challenging market conditions. In fiscal 2013, we expect overall domestic protein production (chicken, beef, pork and turkey) to decrease approximately 1% from fiscal 2012 levels. The recent drought conditions have reduced expected grain supplies, which will result in higher input costs as well as increased costs for cattle and hog producers. The following is a summary of the fiscal 2013 outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, debt and liquidity and share repurchases:

•
Chicken – Current USDA data shows U.S. chicken production to be relatively flat in fiscal 2013 compared to fiscal 2012. Based on current futures prices, we expect higher feed costs in fiscal 2013 compared to fiscal 2012 of approximately $600 million. The capital investment and significant operational improvements we have made in our Chicken segment have better positioned us to adjust to rising feed costs and remain profitable. Additionally, many of our sales contracts are formula based or shorter-term in nature, which allows us to offset rising input costs through pricing. However, there may be a lag time for price increases to take effect. We anticipate our Chicken segment will return to normalized ranges in the second-half of fiscal 2013.

•
Beef – We expect to see a reduction of industry fed cattle supplies of 2-3% in fiscal 2013 as compared to fiscal 2012, with the reduction predominately in the second half of fiscal 2013. Although we generally expect adequate supplies in regions we operate our plants, there may be periods of imbalance of fed cattle supply and demand. We anticipate beef exports will remain strong in fiscal 2013. For fiscal 2013, we believe our Beef segment will remain profitable, but could be below our normalized range of 2.5%-4.5%.

•
Pork – We expect industry hog supplies to be flat compared to fiscal 2012 and pork exports to remain strong in fiscal 2013 but less than fiscal 2012. For fiscal 2013, we believe our Pork segment should remain at or above our normalized range of 6.0%-8.0%.

•
Prepared Foods – We expect operational improvements and increased pricing to offset increased raw material costs. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through increased pricing. For fiscal 2013, we believe our Prepared Foods segment should be in its normalized range of 4.0%-6.0%.

•	Sales – We expect fiscal 2013 sales to approximate $35 billion mostly resulting from price increases related to expected decreases in domestic availability of protein and increased raw material costs.

•	Capital Expenditures – We expect fiscal 2013 capital expenditures will approximate $550 million.

•	Net Interest Expense – We expect fiscal 2013 net interest expense will approximate $140 million.

•
Debt and Liquidity – We do not have any significant scheduled maturities of debt due until October 2013 and may use our available cash to repurchase notes when available at attractive rates. Total liquidity at December 29, 2012, was $1.9 billion, well above our goal to maintain liquidity in excess of $1.2 billion.

•
Share Repurchases – We expect to continue repurchasing shares under our share repurchase program. As of December 29, 2012, 30.1 million shares remain authorized for repurchases. The timing and extent to which we repurchase shares will depend upon, among other things, our working capital needs, market conditions, liquidity targets, our debt obligations and regulatory requirements.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	December 29, 2012	December 31, 2011

Sales	$8,402	$8,329
Cost of Sales	7,865	7,836
Gross Profit	537	493

Selling, General and Administrative	237	215
Operating Income	300	278
Other (Income) Expense:
Interest income	(1)	(2)
Interest expense	37	49
Other, net	—	(12)
Total Other (Income) Expense	36	35
Income before Income Taxes	264	243
Income Tax Expense	96	87
Net Income	168	156
Less: Net Loss Attributable to Noncontrolling Interest	(5)	—
Net Income Attributable to Tyson	$173	$156

Weighted Average Shares Outstanding:
Class A Basic	285	297
Class B Basic	70	70
Diluted	362	376
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.50	$0.43
Class B Basic	$0.45	$0.39
Diluted	$0.48	$0.42
Dividends Declared Per Share:
Class A	$0.160	$0.040
Class B	$0.144	$0.036

Sales Growth	0.9%
Margins: (Percent of Sales)
Gross Profit	6.4%	5.9%
Operating Income	3.6%	3.3%
Net Income	2.0%	1.9%
Effective Tax Rate	36.3%	35.8%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	December 29, 2012	September 29, 2012
Assets
Current Assets:
Cash and cash equivalents	$951	$1,071
Accounts receivable, net	1,365	1,378
Inventories	2,932	2,809
Other current assets	139	145
Total Current Assets	5,387	5,403
Net Property, Plant and Equipment	4,043	4,022
Goodwill	1,891	1,891
Intangible Assets	126	129
Other Assets	427	451
Total Assets	$11,874	$11,896

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$519	$515
Accounts payable	1,435	1,372
Other current liabilities	892	943
Total Current Liabilities	2,846	2,830
Long-Term Debt	1,907	1,917
Deferred Income Taxes	536	558
Other Liabilities	527	549

Total Tyson Shareholders’ Equity	6,034	6,012
Noncontrolling Interest	24	30
Total Shareholders’ Equity	6,058	6,042

Total Liabilities and Shareholders’ Equity	$11,874	$11,896

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	December 29, 2012	December 31, 2011
Cash Flows From Operating Activities:
Net income	$168	$156
Depreciation and amortization	130	122
Deferred income taxes	(9)	24
Other, net	23	27
Net change in other current assets and liabilities	(122)	9
Cash Provided by Operating Activities	190	338

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(157)	(182)
Purchases of marketable securities	(7)	(8)
Proceeds from sale of marketable securities	8	11
Other, net	4	3
Cash Used for Investing Activities	(152)	(176)

Cash Flows From Financing Activities:
Payments on debt	(35)	(25)
Net proceeds from borrowings	24	45
Purchases of Tyson Class A common stock	(115)	(50)
Dividends	(53)	(15)
Other, net	21	22
Cash Used for Financing Activities	(158)	(23)

Effect of Exchange Rate Change on Cash	—	2

Increase (Decrease) in Cash and Cash Equivalents	(120)	141
Cash and Cash Equivalents at Beginning of Year	1,071	716
Cash and Cash Equivalents at End of Period	$951	$857

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Three Months Ended		Fiscal Year Ended	Twelve Months Ended
	December 29, 2012	December 31, 2011	September 29, 2012	December 29, 2012

Net income	$168	$156	$576	$588
Less: Interest income	(1)	(2)	(12)	(11)
Add: Interest expense	37	49	356	344
Add: Income tax expense	96	87	351	360
Add: Depreciation	119	108	443	454
Add: Amortization (a)	4	4	17	17
EBITDA	$423	$402	$1,731	$1,752

Total gross debt			$2,432	$2,426
Less: Cash and cash equivalents			(1,071)	(951)
Total net debt			$1,361	$1,475

Ratio Calculations:
Gross debt/EBITDA			1.4x	1.4x
Net debt/EBITDA			0.8x	0.8x

(a)
Excludes the amortization of debt discount expense of $7 million and $10 million for the three months ended December 29, 2012, and December 31, 2011, respectively, and $39 million for the fiscal year ended September 29, 2012, as it is included in Interest expense.

EBITDA represents net income, net of interest, income tax and depreciation and amortization. EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe the presentation of this financial measure helps investors to assess our operating performance from period to period and enhances understanding of our financial performance and highlights operational trends. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. However, the measurement of EBITDA may not be comparable to those of other companies in our industry, which limits its usefulness as a comparative measure. EBITDA is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is one of the world's largest processors and marketers of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. Tyson provides products and services to customers throughout the United States and approximately 130 countries. The company has approximately 115,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Friday, February 1, 2013. To listen live via telephone, call 888-455-8283. International callers dial 210-839-8865. The pass code "Tyson Foods" will be required to join the call. A telephone replay will be available until March 1, 2013, at 866-489-8051. International callers may access the replay at 203-369-1676. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.

Forward-Looking Statements

Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; and (xvii) those factors listed under Item 1A. “Risk Factors” included in our September 29, 2012, Annual Report filed on Form 10-K.